UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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LANDAUER, INC.

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On January 11, 2017, Landauer, Inc. issued the following press release:

Landauer Agrees to Appoint Jeffrey A. Strong to Board of Directors and

Announces Agreement with Gilead Capital LP

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill., January 11, 2017 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring and outsourced medical physics services, today announced that the Company has expanded the Company’s Board of Directors from nine to ten directors and appointed Jeffrey A. Strong to the Board to fill the resulting vacancy. In conjunction with the Company’s 2017 Annual Meeting of Stockholders, the Board will recommend for election Mr. Strong and Frank B. Modruson, who is also standing for election as a new independent director.

Mr. Strong’s appointment is part of an agreement with Gilead Capital LP (“Gilead”), under which Gilead has agreed to withdraw its slate of director nominees for election at the 2017 Annual Meeting, to vote for all of Landauer’s director nominees, and to other customary standstill provisions. Pursuant to the agreement with Gilead, the Company has also agreed to appoint a new independent director mutually agreeable with Gilead for election at the 2018 Annual Meeting of Stockholders.

William G. Dempsey, Lead Independent Director, said, “We appreciate the constructive dialogue we have had with Gilead and welcome Jeffrey as a new director. He brings additional expertise to our highly qualified Board, and we look forward to working together as we continue to execute on our strategic plan to drive profitability and stockholder value. We are committed to maintaining a strong, independent Board and we are confident that the recent changes we have made provide Landauer with a highly qualified group of director nominees with the right skills and experience to lead the Company forward.”

Mr. Strong, the Chief Investment Officer, Managing Partner, and Co-Founder of Gilead, added, “I am pleased to join the Board under this agreement, which will provide the Company with fresh perspectives and experience. Gilead is excited about Landauer’s future, and we look forward to working constructively with the senior leadership team and other directors to maximize Landauer’s long-term value for all stockholders.”

The complete agreement between Landauer and Gilead will be included as an exhibit to the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”).

Additional details regarding the 2017 Annual Meeting of Stockholders will be included in the Company’s definitive proxy materials, including an amended proxy card, which will be filed with the SEC.

Lazard served as financial advisor to Landauer and Sidley Austin LLP served as the Company’s legal advisor.

Jeffrey A. Strong Biography

Jeffrey A. Strong, 39, is the Chief Investment Officer, Managing Partner, and Co-Founder of Gilead Capital LP, which beneficially owns 5% of the outstanding stock of Landauer. Prior to Gilead, Mr. Strong was a Partner and Senior Analyst at QVT Financial LP, a multi-strategy hedge fund, where he specialized in active ownership investments and other global special situations. Before QVT, Mr. Strong served as an Analyst at Shenkman Capital Management, focusing on high-yield bond investments in the healthcare, chemical, and telecom industries. Mr. Strong has served on the Nominating Committee of Fornebu Utvikling ASA, on the board of Treveria plc, and on the board of TPC Group Inc., where he was also Chairman of the Compensation and the Nominating and Governance Committees. He has an M.B.A. from the College of William & Mary, a B.S. from the University of Missouri, and is a CFA® charterholder.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, as well as the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. For information about Landauer, please visit their website at http://www.landauer.com.

About Gilead

Gilead Capital LP is an investment adviser focused on long-term investments in high-quality public small-cap companies in North America and Europe. Gilead pursues a Leadership Investing strategy, supporting its portfolio companies by constructively engaging with management teams and boards of directors to elevate governance and enhance long-term value for the benefit of all shareholders.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in connection with the matters to be considered at the 2017 annual meeting (the “2017 Annual Meeting”) of stockholders of Landauer, Inc. (“Landauer” or the “Company”). The Company intends to file a definitive proxy statement and a proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Landauer stockholders. LANDAUER STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS

THERETO) WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain any proxy statement, any amendments or supplements thereto and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by writing to the Company at 2 Science Road, Glenwood, Illinois 60425, Attention: Corporate Secretary.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2017 Annual Meeting. Investors may obtain information regarding the Company and its directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which was filed with the SEC on December 14, 2016, and the Company’s preliminary proxy statement for its 2017 Annual Meeting, which was filed with the SEC on January 3, 2017. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting.

For the latest news releases and other corporate documents on Landauer, Inc., visit

www.landauer.com

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